UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
_____________________________
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Costco Wholesale Corporation
(Name of Registrant as Specified In Its Charter)
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999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held by live webcast, on Thursday, January 20, 2022, at 2:00 p.m. Pacific time, to:
1.    Elect the ten directors nominated by the Board of Directors to hold office until the 2023 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.    Ratify the selection of KPMG LLP ("KPMG") as the Company’s independent auditors for fiscal 2022;
3.    Approve, on an advisory basis, the compensation of the Company’s named executive officers for fiscal 2021 as disclosed in these materials;
4.    Vote on the three shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and
5.    Transact such other business as may properly come before the meeting or any adjournments thereof.
In light of COVID-19 and for the safety of our shareholders, employees, and other members of the community, our 2022 Annual Shareholders' Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Annual Meeting and reducing the carbon footprint of our activities, and is particularly important this year in light of public health and safety considerations posed by COVID-19. Shareholders may view a live webcast of the Annual Meeting and submit questions digitally prior to and during the meeting at www.virtualshareholdermeeting.com/COST2022. Please refer to the "Participating in the Annual Meeting" section of the Proxy Statement for more details.
Shareholders can vote their shares before the meeting online at www.proxyvote.com, by calling 1-800-690-6903, by mailing a completed proxy card, or by mobile device by scanning the QR code on the proxy card or Notice of Internet Availability of Proxy Materials. Shareholders may also vote online during the virtual meeting at www.virtualshareholdermeeting.com/COST2022.
Only shareholders of record at the close of business on November 11, 2021, are entitled to notice of and to vote at the meeting. All shareholders are requested to be present virtually or by proxy. Any shareholder giving a proxy, may revoke it at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting. We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the materials. The notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process reduces our costs to print and distribute proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch-tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 19, 2022. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 19, 2022. Have your proxy card in hand when you call, and then follow the instructions.
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

December 10, 2021

Important Notice Regarding the Availability of Proxy Materials for
the Meeting of Shareholders to be Held on January 20, 2022
The Proxy Statement and Annual Report to Shareholders are available at
http://investor.costco.com.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 20, 2022

SOLICITATION AND REVOCATION OF PROXY
    Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 20, 2022, or any adjournments (the “Annual Meeting”). The individuals named as proxy are Hamilton E. James and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 10, 2021.
    All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:
1.FOR the ten nominees for director named in this Proxy Statement;
2.FOR the ratification of the selection of the Company’s independent auditors;
3.FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers for fiscal 2021 as disclosed in these materials; and
4.AGAINST the shareholder proposals.
    In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting virtually at the Annual Meeting.
    Only shareholders of record at the close of business on November 11, 2021 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 443,434,322 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
    A majority of the common stock entitled to vote at the Annual Meeting, present either virtually or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote on proposals 1 through 6.

    With respect to proposal 1, the Company’s bylaws provide that, in an uncontested election for directors as at this meeting, a director nominee will be elected if the number of votes cast for the nominee's election exceeds the number of votes cast against the nominee's election. An incumbent director nominee who fails to receive the requisite votes for election will not be elected but will continue to serve as a director until the earliest of: (i) 90 days from the date on which the voting results of the election are determined; (ii) the date on which an individual is selected by the Board to fill the position held by such director; or (iii) the date of the director's resignation. With respect to proposals 2 through 6, to approve each proposal the votes that shareholders cast “for” must exceed the votes cast “against.”
    If shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote them, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2022, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
    In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the notice, and upon request, paper copies of the proxy materials to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $11,500.
Participating in the Annual Meeting
We are conducting a virtual Annual Meeting so our shareholders can participate from any geographic location with Internet connectivity. Participation opportunities are reasonably comparable to those provided at the in-person portion of our past meetings.
•To participate in the Annual Meeting, including to vote and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/COST2022 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form provided to you with this Proxy Statement.
•Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. We encourage you to access www.proxyvote.com or call 1-800-690-6903 and vote in advance of the Annual Meeting.
•Shareholders are able to submit questions for the Annual Meeting’s question and answer session before and during the meeting through www.virtualshareholdermeeting.com/COST2022. When submitting questions shareholders must identify themselves and provide contact information. We will respond as practical to appropriate questions during the meeting. A recording of the event and responses to unanswered questions (consolidating repetitive questions) will be posted and available on our Investor Relations site after the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website or during the ten days prior to the meeting at www.proxyvote.com.
•We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the meeting starts on January 20, 2022. If you have difficulty accessing the meeting, please call 844-986-0822 (toll free) or 303-562-9302 (international). We will have technicians available to assist you.

•Closed captioning will be available for accessing the meeting. For assistance with accommodations please email us at investor@costco.com by January 19, 2022.
Note about Forward-Looking Statements
    Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, statements regarding our environmental and other sustainability plans and goals, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” "likely", “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand for products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures or operational limitations due to government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission ("SEC"). A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.
PROPOSAL 1: ELECTION OF DIRECTORS
    Directors are elected annually for terms expiring at the next annual meeting of shareholders. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by the Board for a term continuing until the next election of directors by the shareholders. Each of Susan L. Decker, Kenneth D. Denman, Richard A. Galanti, Hamilton E. James, W. Craig Jelinek, Sally Jewell, Charles T. Munger, Jeffrey S. Raikes, John W. Stanton, and Mary Agnes (Maggie) Wilderotter is nominated to serve for a one-year term until the annual meeting of shareholders in 2023 and until a successor is elected and qualified. All nominees are current directors.

    Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than ten nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, virtually or by proxy, at the Annual Meeting, assuming a quorum is present.

    The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, government, and non-profit service. In addition, members of our Board have a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.
DIRECTORS
    The following table sets forth information regarding the ten nominees for election as a director, each to hold office until the 2023 annual meeting of shareholders and until their successors have been duly elected and qualified.

Name	Current Position with the Company	Age
Hamilton E. James	Chairman of the Board of Directors	70
Susan L. Decker	Director	59
Kenneth D. Denman	Director	63
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	65
W. Craig Jelinek	President, Chief Executive Officer and Director	69
Sally Jewell	Director	65
Charles T. Munger	Director	97
Jeffrey S. Raikes	Director	63
John W. Stanton	Director	66
Mary Agnes (Maggie) Wilderotter	Director	66

BOARD DIVERSITY MATRIX (As of 12/09/2021)
	Female	Male
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black	—	1
White	3	6
    Set forth below is information with respect to each director of the Company.
    Hamilton E. James has been a director of the Company since August 1988. He was the Lead Independent Director from 2005 until becoming the non-executive Chairman of the Board in August 2017. He was previously President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and is currently its Executive Vice Chairman. He is also a member of the board of directors of its general partner, Blackstone Group Management L.L.C. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.
    Susan L. Decker has been a director of the Company since October 2004. She is Chief Executive Officer and founder of Raftr, a digital media product, launched in 2017. She also serves as an adviser to several Internet start-ups. From 2000 to 2009, Ms. Decker served in various executive management roles at Yahoo! Inc., including President from 2007 to 2009 and Executive Vice President and Chief Financial Officer from 2000 to 2007. She is a director of Berkshire Hathaway Inc., Vail Resorts, Inc., Momentive Global Inc., and Chime and was previously a director of Intel Corporation and Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-

ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
    Kenneth D. Denman has been a director of the Company since March 2017. He is a General Partner at Sway Ventures, a venture capital firm. He was President and Chief Executive Officer of Emotient, Inc., a developer of software technology to analyze facial expressions, until the company was acquired by Apple in January 2016. Previously, Mr. Denman was the Chief Executive Officer of Openwave Systems, Inc. and iPass, Inc. and a Senior Vice President for MediaOne. He is a member of the boards of directors of VMware and Motorola Solutions, Inc., where he is the lead independent director. Previously he was a director at ShoreTel, Inc., United Online, Inc., Mitek Systems, Inc. and LendingClub, Inc. Mr. Denman was appointed to the Edward V. Fritzky chair as visiting professor at the University of Washington’s Foster School of Business in 2012. Mr. Denman sits on the boards of the Foster School, the University of Washington Foundation, and the Hospital Board of Trustees of Seattle Children's. Mr. Denman’s qualifications to serve on the Board include knowledge and experience from service on the boards of other public companies, and his broad-ranging experiences, including chief executive and other leadership positions, in the areas of technology and international business.
    Richard A. Galanti has been a director of the Company since January 1995 and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.
    W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.
    Sally Jewell has been a director since January 2020. From June 2019 until May 2020, she served as the interim Chief Executive Officer of The Nature Conservancy, a global environmental non-profit organization, where she continues to serve as a global board member. She served as the Secretary of the Interior under President Barack Obama from 2013 to 2017. From 2005 to 2013, she was the CEO and from 1996 to 2013 a director of Recreational Equipment Inc., a retailer of outdoor recreation equipment and services. Previously, she worked in commercial banking for 19 years. She is a member of the board of Symetra Financial Corporation, a wholly-owned subsidiary of Sumitomo Life Insurance Company. Mrs. Jewell’s qualifications to serve on the Board include her extensive board experience at other public and private corporations and non-profit organizations and her chief executive and other leadership positions in government, retail and other businesses, and environmental matters.
    Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
    Jeffrey S. Raikes has been a director of the Company since December 2008. He is a co-founder of the Raikes Foundation, which invests in youth-serving institutions to make them more effective in supporting young people, especially the most marginalized. He was the Chief Executive Officer of the Bill & Melinda Gates Foundation from 2008 to 2014. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes' qualifications to serve on the Board are broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing, academia, and at the world's largest foundation.
    John W. Stanton has been a director of the Company since October 2015. He is the Chairman of Trilogy International Partners, Inc., which operates wireless systems internationally, Trilogy Equity Partners, which invests in wireless-related companies, and Chairman of First Avenue Entertainment LLLP, which is the owner of the Seattle Mariners. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. He was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004, and was Chief Executive Officer from 1998 to 2003. Mr. Stanton was a director of Clearwire Corp. from 2008 to 2013, Chairman between 2011 and 2013, and interim Chief Executive Officer during 2011. He is currently a director of Trilogy International Partners and Microsoft Corporation and was previously a director of Columbia Sportswear Company. Mr. Stanton's qualifications to serve on the Board are his broad-ranging experiences, including senior leadership positions, in the areas of telecommunications and technology, and service on the boards of other companies.
    Mary Agnes (Maggie) Wilderotter has been a director of the Company since October 2015. She is the Chief Executive Officer and Chairman of the Grand Reserve Inn. She was the Executive Chairman of Frontier Communications, a public telecommunications company, from April 2015 until April 2016. Mrs. Wilderotter served as Frontier's Chief Executive Officer from 2004 to 2015 and Chairman of the Board from December 2005. Prior to joining Frontier, she was a senior vice president of Microsoft Corporation from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter was previously a director of Xerox Corporation, DreamWorks Animation SKG, Cadence Design Systems, and The Procter & Gamble Company. She is currently a director of Hewlett Packard Enterprise, Sana Biotechnology and Lyft and Chairman of the Board at DocuSign. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her service on the boards of over thirty public companies in her career, and her broad-ranging corporate experiences, including senior leadership positions, in the areas of telecommunications, retail, media, healthcare, and technology.
    No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

COMMITTEES OF THE BOARD
    The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets Nasdaq listing standards regarding independence, including committee independence requirements. Each committee has a written charter, which may be viewed at our website at www.costco.com through the Investor Relations page. Directors deemed independent are Mmes. Decker, Jewell and Wilderotter and Messrs. Denman, James, Munger, Raikes and Stanton, who constitute a majority of the Board. The non-executive directors of the Company met in executive session presided over by the non-executive Chairman at four meetings in fiscal 2021.
    Audit Committee. The functions of the Audit Committee include (among others):
•providing direct communication between the Board and the Company’s internal and external auditors;
•monitoring the design and maintenance of the Company’s system of internal accounting controls;
•selecting, evaluating and, if necessary, replacing the external auditors;
•reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;
•maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors; and
•approving compensation of the external auditors.
    The members of the committee are Messrs. Munger (chair) and Denman and Mmes. Decker and Jewell. The Board has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the SEC. To ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the external auditors. In conjunction with the mandated rotation of the external auditor's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. The Board and the Audit Committee periodically review with members of management of the Company issues and developments relating to information security, fraud, data security and cybersecurity risk, including controls to monitor and mitigate the related risks. The Audit Committee met six times during fiscal 2021. A report of the Audit Committee is set forth below.
    Compensation Committee. The Compensation Committee reviews the salaries, bonuses and stock-based compensation provided to executive officers of the Company and oversees the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the Chief Executive Officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee, which met four times during fiscal 2021, are Mr. Stanton (chair) and Mmes. Jewell and Wilderotter. A report of the Compensation Committee is set forth below.
    Nominating and Governance Committee. The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in proposal 1. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate. The members of the committee, which met four times in fiscal 2021, are Messrs. Raikes (chair) and Denman and Mrs. Wilderotter.
    The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on individual merit, taking into account the needs of the Company and the composition of the Board.
    We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the ten directors on the Board, three are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, government and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences. Recommendations arising from the self-assessment process in fiscal 2021 primarily related to improving the efficiency and effectiveness of board committee processes. Since 2014, the Board, led by the Nominating and Governance Committee, has been engaged in a process to refresh its membership; seven members have retired or passed away and four new independent directors have been added.
    Our bylaws provide for proxy access by eligible shareholders. Shareholder nominations require compliance with section 2.1 of the bylaws, which are available on our website. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.
    Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.
    Board Structure. The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while our non-executive Chairman facilitates our Board’s independent oversight of management, promotes communication between management and the Board, and leads the Board’s consideration of key governance matters. The Board believes that this leadership structure is appropriate for the Company at this time.
    The Role of the Board in Risk Oversight. The Board seeks to ensure that management has processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy.
    The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks, including (without limitation) cybersecurity matters, that the Company faces and how the Company is seeking to control risk where appropriate. The Committee also oversees internal control over financial reporting. The Audit Committee reports to the full board on its risk-management tasks, including the enterprise risk management review. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.
COMPENSATION OF DIRECTORS
    Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. In fiscal 2021, each non-employee director received a grant of restricted stock units (“RSUs”), with a target value of $270,000. Based on the closing share price at the time of grant, each director received a grant of 719 restricted stock units. The number of shares subsequently was adjusted in connection with the special dividend paid in December 2020. RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service, respectively. Stock ownership requirements, which have been met by all directors, mandate that within five years of joining the Board a non-executive board member shall own and retain shares of Company common stock worth at least $1 million based on the value at the time of acquisition.

    FISCAL 2021 DIRECTOR COMPENSATION
    The following table summarizes compensation for the non-employee directors of the Company for fiscal 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Hamilton E. James	35,000	265,588	300,588
Susan L. Decker	43,000	265,588	308,588
Kenneth D. Denman	47,000	265,588	312,588
Sally Jewell	45,000	265,588	310,588
Charles T. Munger	41,000	265,588	306,588
Jeffrey S. Raikes	41,000	265,588	306,588
John W. Stanton	39,000	265,588	304,588
Mary Agnes (Maggie) Wilderotter	43,000	265,588	308,588
_______________________
(1)Represents the grant-date fair value of the RSUs granted in October 2020. The value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended August 29, 2021.

    At the end of fiscal 2021, non-employee directors held the following outstanding equity awards and shares:

Name	Restricted Stock Units	Shares Owned	Total
Hamilton E. James	1,746	38,931	40,677
Susan L. Decker	1,746	17,000	18,746
Kenneth D. Denman	1,746	3,440	5,186
Sally Jewell	1,174	216	1,390
Charles T. Munger	1,746	184,308	186,054
Jeffrey S. Raikes	1,746	32,961	34,707
John W. Stanton	1,746	20,543	22,289
Mary Agnes (Maggie) Wilderotter	1,746	7,213	8,959

SHAREHOLDER COMMUNICATIONS TO THE BOARD
    Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
Meeting Attendance
    During the Company’s last fiscal year, the Board met five times. Each member of the Board attended all of the Board meetings and meetings of the committees on which he or she served. As set forth in our Corporate Governance Guidelines, directors are encouraged to attend meetings of shareholders. All directors except one attended the meeting in 2021.

PRINCIPAL SHAREHOLDERS
    The following table sets forth information regarding ownership of the common stock by each person or group known to the Company to own more than 5% of the outstanding shares of the common stock on November 11, 2021.

Name and Address of Beneficial Owner	Shares	Percent[1]
Vanguard Group, Inc.	37,336,019(2)	8.42%
P.O. Box 2600, V26
Valley Forge, PA 19482
BlackRock, Inc.	30,134,123(3)	6.80%
55 East 52nd Street
New York, NY 10055
_______________________
(1)Based on 443,434,322 shares of common stock outstanding on November 11, 2021. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.
(2)Information based on Form 13F-HR filed with the SEC by Vanguard Group, Inc. on November 12, 2021.
(3)Information based on Form 13F-HR filed with the SEC by BlackRock, Inc. on November 9, 2021.
    The following table sets forth the shares of the common stock owned on November 11, 2021 by each director, each nominee for election as a director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percent of Class[2]
W. Craig Jelinek	351,135	*
Susan L. Decker	19,307	*
Kenneth D. Denman	5,747	*
Richard A. Galanti	36,218(3)	*
Hamilton E. James	41,238	*
Sally Jewell	1,951	*
Charles T. Munger	186,615(4)	*
James P. Murphy	45,325	*
Joseph P. Portera	13,176(5)	*
Jeffrey S. Raikes	35,268	*
John W. Stanton	22,850(6)	*
Ron M. Vachris	17,949	*
Mary Agnes (Maggie) Wilderotter	9,520	*

All directors and executive officers as a group (19 persons)	972,394	*
 _______________________
*Less than 1%.
(1)Includes RSUs outstanding.
(2)Based on 443,434,322 shares of common stock outstanding, and 3,503,823 RSUs outstanding. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities that will vest within 60 days.
(3)Includes 7,000 shares owned by a limited liability company of which Mr. Galanti is the manager.
(4)Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.
(5)Includes 1,189 shares held by a trust of which Mr. Portera is a trustee.
(6)Includes 422 shares held by a trust of which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION
(at Fiscal Year-End)

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights[2]	Weighted-average exercise price of outstanding options, warrants and rights ($)[3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))[4]
Total equity compensation plans approved by security holders	4,349,054	—	12,001,073
 _______________________
(1)There are no other plans besides those approved by security holders.
(2)Shares of common stock issuable upon vesting of outstanding RSUs granted under the 2019 Incentive Plan and the Seventh Restated 2002 Incentive Plan and predecessor plans.
(3)There were no options, warrants, or rights outstanding at August 29, 2021.
(4)Available for issuance under the 2019 Incentive Plan, assuming issuance as RSUs. Includes the effect of adjustments made for the special dividends.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
    Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated individuals who served as executive officers in fiscal 2021. These individuals are referred to as the “Named Executive Officers" and include: W. Craig Jelinek, President and Chief Executive Officer; Richard A. Galanti, Executive Vice President, Chief Financial Officer; James P. Murphy, Executive Vice President, COO-International Division; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions, and Chief Diversity Officer; and Ron M. Vachris, Executive Vice President, COO-Merchandising.
Compensation Philosophy and Objectives
    Our compensation programs are designed to motivate our executives and employees and enable them to participate in the growth of our business. The Company believes it has been very successful in attracting and retaining quality employees, generally achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee, the programs have contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
    At the 2021 Annual Meeting, the advisory shareholder vote on executive compensation was 95.62% in favor. The Committee did not determine to make any changes to the compensation programs as a result of the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2021 did not materially change from those approved for the prior year. Discussions by certain directors and management with a number of shareholders since the 2021 Annual Meeting have not revealed significant concerns about the structure or operation of the Company's compensation programs.
Role of the Compensation Committee
    The Committee determines the amounts and elements of compensation for our Chief Executive Officer. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”

    During fiscal 2021, the Committee consisted of Messrs. Stanton (chair), and Mmes. Jewell and Wilderotter. The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers for the current fiscal year; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash-bonus program for the current fiscal year.
Elements of Compensation
    The components of our executive compensation programs are equity compensation (consisting generally of performance-based RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan). The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the most significant form of compensation. The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.
    Performance-based RSUs. Performance-based RSU grants represent the largest component of compensation, based on their fair value at the time of grant. The Committee believes that emphasizing this form of compensation helps align the interests of employee-grantees with those of shareholders, both in the shorter term (with one-year performance conditions) and in the longer term (with share ownership requirements and time-based vesting of up to five years, subject to earlier vesting for long service, as described below).
    Base salary. Base salary is the second largest compensation component. It is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual increases.
    Cash bonus. Cash bonuses are based on a variety of metrics. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses in the current proportion is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders. Over 5,000 employees are eligible for cash bonuses. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time the bonuses are paid (historically in November).
    Executive base salaries and cash bonuses and the value of all equity-related awards are, in the Committee’s view, generally lower than those at other companies in our peer group, described below under “Peer Companies.”
    Other elements. Consistent with its position as a low-overhead operator, the Company has modest “other compensation.” Significant components of this compensation include health care and helping executives fund their retirement needs (through the 401(k) and the deferred compensation plans); the Company provides no pensions.
    These components of compensation mix incentives that are intended to reward shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of a one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to one-year performance metrics. Longer-term incentives come primarily from the RSU award vesting of up to five years, and, to a lesser extent, share ownership requirements for executive officers and vesting elements in certain benefit plans (such as the deferred compensation and 401(k) plan matches).

    The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including cash bonus awards and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest over up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. In addition, the Company’s Corporate Governance Guidelines give the Committee the power to require the return of incentive compensation earned by improper means.
Peer Companies
    For fiscal 2021, the Committee primarily considered executive compensation data obtained from proxy statements for the following peer companies: Walmart Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, Lowe’s Companies, Inc., BJ's Wholesale Club Holdings, Inc., The TJX Companies, Inc., and Walgreens Boots Alliance, Inc. The peer companies were selected because they are recognized as successful retailers and two of them operate membership clubs. The Committee took into account that the current market capitalization of two of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.
Equity Compensation
    If fully earned based upon the achievement of performance targets and fully vested, equity compensation is the largest component of compensation for executive officers. RSU grants to executive officers are generally performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon maintaining employment status at the vest date. The Board and the Committee believe that vesting over up to five years helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, subject to accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance-based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for taxes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
    All officers and employees who receive RSU grants (except as noted below with respect to the chief executive officer) receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting, following satisfaction of the performance conditions as to executive officers, entitles individuals to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date. In the case of the chief executive officer, the delivery of shares associated with long-service vesting for the fiscal 2021 grant will not occur until his retirement; he is entitled to pre-retirement vesting under the normal five-year vesting schedule. For awards vesting on October 22, 2020, all Other Named Executive Officers received 100% long-service vesting except one, who received 66% vesting.
    The criteria for the fiscal 2021 performance-based grants were (versus fiscal 2020) a 4% increase of total sales or a 3% increase in pre-tax income (both based on local currencies). The Committee determined that both goals were exceeded. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for these RSUs, with a further time-based vesting occurring on the first anniversary of the grant for the officer not fully vested at the time the RSUs were deemed earned.

    The Board adopted in July 2008 a fixed date of October 22 for RSU grants, with exceptions as approved in advance by the Committee. For fiscal 2021, RSU grants were made on October 22, 2020, and the performance criteria for the grants were established in November 2020. All grants in fiscal 2021 were made under the Company’s 2019 Incentive Plan, approved by the Company’s shareholders in January 2019.
Other Compensation
    The Company provides the Named Executive Officers with benefits of a type offered to all other employees in most respects. The value of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company maintains a non-qualified deferred-compensation plan for the benefit of approximately 1,000 employees, including the Named Executive Officers. The plan provides that the first $10,000 of an employee’s contributions may be matched 50% by the Company, subject to certain limitations. This match vests over time. The Company does not maintain a pension plan or post-retirement medical plan for any employee. There are Company matching contributions, which are capped, for charitable contributions by many employees, including the Named Executive Officers. The Committee believes the benefits are modest and consistent with its overall objective of attracting and retaining highly-qualified executive officers.
2021 Compensation of the Chief Executive Officer
    In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer. Near the end of calendar 2020, the Committee approved the renewal of the written employment contract with Mr. Jelinek, related to service during calendar 2021, providing for: a salary increase to $1,050,000 for calendar 2021; a cash bonus of up to $400,000, an increase of $200,000 from the prior fiscal year, determined by the Board or the Committee and an RSU award determined by the Board or the Committee. For fiscal 2021, Mr. Jelinek's base salary was approximately $1,030,000 (based on a fifty-two week fiscal year), an increase of $30,000 from the prior fiscal year. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), none of Mr. Jelinek or any other employee has or had any change-in-control arrangement with the Company.
    For fiscal 2021, the Committee granted 19,667 performance-based RSUs to Mr. Jelinek, a 4% increase based on the closing stock price on the date of grant. The Committee determined after the end of the fiscal year that the performance criteria were exceeded, and all of the RSUs granted were earned.
    Cash bonuses for the Chief Executive Officer had generally been capped at no more than $200,000 since fiscal 1997. For fiscal 2021, the bonus amount and structure changed. The bonus amount for Mr. Jelinek was determined by the Committee under a formula set in October 2020: (i) one-half of bonus eligibility was determined by the Company's attainment of its pre-tax income goal, which was exceeded in fiscal 2021 (the goal was $6.1 billion, on a generally accepted accounting principles basis; actual pre-tax income, adjusted for changes in foreign currencies, as provided for in the plan, was $6.6 billion); and (ii) eligibility for the remaining half was determined based on sales (the goal was $174.4 billion; actual sales, adjusted for changes in foreign currencies, as provided for in the plan, were $189.3 billion). The potential payment attributable to each performance measure was from zero to up to 120%, based on the level of achievement. For fiscal 2021, the bonus earned was $460,000, based on the Company's achieving 109% of the sales target and between 105% and 110% of the pretax profit targets.
2021 Compensation of Other Named Executive Officers
    The most significant component of the compensation in fiscal 2021 was performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Portera, Vachris, and Murphy were 9,926 each, a 3% increase over the prior year based on the closing stock price on the date of grant. The amounts awarded were based on the recommendations of Mr. Jelinek and approved by the Compensation Committee before the grants. The performance criteria were, as noted above, exceeded and the Named Executive Officers earned all of the RSUs granted, with accelerated-vesting for long service and further time-based vesting.
    Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels for these officers increased 1.4% to 3.6% over the previous fiscal year, with the exception of one officer, who received a larger increase.
    The Named Executive Officers (other than Mr. Jelinek) received cash bonuses of up to $89,608. The amounts are slightly lower year-over-year because bonuses were higher in fiscal 2020 due to high performance under especially challenging conditions. Bonus criteria were approved by the Committee in early fiscal 2021, based upon the recommendation of Mr. Jelinek. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for the Named Executive Officers for the individual bonus amounts of up to approximately 125% of the eligible amounts. As with thousands of other bonus-eligible employees, 50% of the bonus potential was related to the Company's attainment of its internal pre-tax income goal. As noted above, that goal was exceeded. Based on Mr. Jelinek's recommendation, the Committee determined to award 100% of the potential pre-tax income bonus, which amounted to $40,000 for executive officers.
    Eligibility for the $40,000 bonus portion not associated with the Company's pre-tax income target was determined in substantial part based on goals relevant to the executive officer's area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales and gross margin in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a small component (approximately 10% of total bonus eligibility) based on the discretion of Mr. Jelinek. Mr. Jelinek is not bound to recommend any specific bonus amount based on these factors; he considers what he believes to be the appropriate bonus in view of all the circumstances. The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendations but historically has deferred to it, as it did this fiscal year. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time the bonuses are paid (historically in November). The individual amounts awarded ranged from $44,480 to $49,608.
Changes to Fiscal 2022 Annual Bonus Program to Incorporate Environmental and Social Objectives
    For fiscal 2022 the annual bonus program has been revised. For the Chief Executive Officer, 40% of the target amount is based on the achievement of specified targets relating to pre-tax income, 40% on the achievement of specified targets relating to sales (with potential payment from zero to up to 120% based on the level of achievement of these goals), and 20% based on the achievement of quantitative performance metrics, including metrics concerning diversity, equity and inclusion, resource consumption, and other emissions and environmental-related areas. For the other executive officers, 40% is based on the achievement of specified targets relating to sales, 40% on the achievement of specified targets relating to pre-tax income (with potential payment from zero to up to 120% based on the level of achievement of these goals) and 20% relating to environmental and social objectives, with 60% of that amount relating to achievement of quantitative performance metrics as described above for the Chief Executive Officer and 40% based on discretionary assessment by the Chief Executive Officer of the officer's environmental and social achievements (including, without limitation, progress in controlling emissions).

Clawback Policy
    The Corporate Governance Guidelines provide that the Company will seek to recover, at the direction of the Committee after it has considered the costs and benefits of doing so, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to the award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee.
Stock Ownership Requirements
    Executive officers are required by the end of each calendar year to own and retain shares of Company common stock representing in value at least three times (seven times for the Chief Executive Officer) the base salary of the officer in effect at the beginning of the fiscal year. Newly-promoted officers have twenty-four months to achieve compliance. The Nominating and Governance Committee may authorize an extension should the timing present an undue burden. All executive officers were in compliance at the end of calendar 2020.
Hedging and Pledging Policies
    The Corporate Governance Guidelines, as amended in August 2018, prohibit transactions involving hedging of the Company's equity securities by directors, officers, and employees and prohibit pledging of the Company's equity securities by directors and executive officers. The prohibition on transactions involving hedging includes any instrument or transaction, including put options and forward-sale contracts, through which an individual offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. Equity securities include common stock, voting preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a director or executive officer for these purposes are those attributable under either Section 13 or Section 16 of the Securities Exchange Act of 1934. All directors and executive officers are in compliance with this policy.
Conclusion
    The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
    The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
    The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 29, 2021, for filing with the SEC.

John W. Stanton, Chair
Sally Jewell
Mary Agnes (Maggie) Wilderotter

SUMMARY COMPENSATION TABLE
    The following table sets forth information regarding compensation for the Named Executive Officers for fiscal 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Non-Equity Incentive Plan Compensation($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
W. Craig Jelinek	2021	1,032,885	—	7,049,636	460,000	156,871	52,860	8,752,252
President and Chief Executive Officer	2020	1,000,000	200,000	6,844,496	—	181,129	53,927	8,279,552
	2019	933,846	190,400	6,670,208	—	158,819	62,927	8,016,200
Richard A. Galanti	2021	825,000	8,000	3,658,823	76,480	287,202	115,841	4,971,346
Executive Vice President, Chief Financial Officer	2020	813,654	94,000	3,595,334	—	340,453	108,717	4,952,158
	2019	784,146	76,160	3,175,285	—	305,977	100,403	4,441,971
Joseph P. Portera	2021	785,000	8,000	3,658,823	81,608	50,352	105,260	4,689,043
Executive Vice President, COO- Eastern & Canadian Divisions	2020	765,462	94,000	3,595,334	—	65,605	100,473	4,620,874
	2019	737,723	75,957	3,175,285	—	63,418	96,150	4,148,533
Ron M. Vachris	2021	804,615	8,000	3,658,823	76,480	25,872	114,723	4,688,513
Executive Vice President, COO- Merchandising	2020	666,769	94,000	3,595,334	—	29,710	104,714	4,490,527
	2019	582,935	76,160	3,211,867	—	26,516	97,054	3,994,532
James P. Murphy	2021	710,000	8,000	3,625,214	76,480	21,048	95,999	4,536,741
Executive Vice President, COO-International Division	2020	685,096	94,000	3,557,730	—	26,458	98,904	4,462,188
	2019	662,242	76,160	3,175,285	—	24,514	101,888	4,040,089
 _______________________
(1)Certain salaries in all fiscal years have been restated to reflect retroactive pay when earned rather than received.
(2)Awarded under the Company’s cash bonus program.
(3)The award value represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2021, 2020 and 2019, which were earned upon attainment of performance criteria and subject to additional time-based vesting. The performance criteria for fiscal 2021 are described under “Compensation Discussion and Analysis – Equity Compensation.” The value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. For a description of the assumptions used in calculating the fair value of the performance-based RSUs, see Note 1 of our financial statements in our Form 10-K for the year ended August 29, 2021. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.
(4)Awarded under the Company's cash bonus program for fiscal 2021.
(5)Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 80% of salary and 90% of bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum annual match of $5,000. The minimum deferral period is five years, unless a participant elects to receive distributions upon separation from service, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.
(6)Detail is provided below in the All Other Compensation table.

FISCAL 2021 ALL OTHER COMPENSATION

	Deferred Compensation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Long-Term Disability Premiums ($)[2]	Tax Gross-Up ($)[3]	Other ($)	Total All Other Compensation ($)[4]
W. Craig Jelinek	5,000	500	25,650	8,060	—	7,268	6,262	120	52,860
Richard A. Galanti	5,000	500	25,650	5,500	65,132	7,542	6,397	120	115,841
Joseph P. Portera	5,000	500	25,650	8,060	49,983	7,445	8,502	120	105,260
Ron M. Vachris	5,000	500	25,650	2,900	65,912	8,989	5,652	120	114,723
James P. Murphy	—	500	25,650	7,670	49,983	6,410	5,666	120	95,999
   _______________________
(1)The Company has a 401(k) retirement plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of union employees, the plan allows for both pre-tax and/or after-tax (Roth) deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. The matching and discretionary contributions vest ratably until fully vested, after five years of service.
(2)Long-term disability insurance is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan and who have 20 or more years of service.
(3)Executives are compensated for their additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance.
(4)Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. Any incremental cost to the Company is de minimis, and no amount is reflected in the table.
FISCAL 2021 GRANTS OF PLAN-BASED AWARDS
    The following table provides information regarding grants of awards under any plan during fiscal 2021.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]		Estimated Future Payouts Under Equity Incentive Plan Awards (units)[2]	Grant-Date Fair Value of Awards ($)[3]
			Target ($)	Maximum ($)
W. Craig Jelinek	Annual Incentive	10/12/2021	400,000	480,000	—	—
	RSUs	10/22/2020	—	—	19,667	7,049,636
Richard A. Galanti	Annual Incentive	10/12/2021	72,000	88,800	—	—
	RSUs	10/22/2020	—	—	9,926	3,658,823
Joseph P. Portera	Annual Incentive	10/12/2021	72,000	88,800	—	—
	RSUs	10/22/2020	—	—	9,926	3,658,823
Ron M. Vachris	Annual Incentive	10/12/2021	72,000	88,800	—	—
	RSUs	10/22/2020	—	—	9,926	3,658,823
James P. Murphy	Annual Incentive	10/12/2021	72,000	88,800	—	—
	RSUs	10/22/2020	—	—	9,926	3,625,214
    _______________________
(1)The amounts shown represent the target and maximum amounts of annual cash bonus compensation that, depending on Company and individual performance, might have been paid for fiscal 2021 performance. The actual amount paid for fiscal 2021 is included in the "Non-Equity Incentive Plan Compensation" column and corresponding footnote of the Summary Compensation Table on page [17]. See description under "Compensation Discussion and Analysis - 2021 Compensation of the Chief Executive Officer" and "2021 Compensation of Other Named Executive Officers."
(2)The number of performance-based RSUs granted during fiscal 2021, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2021, the Compensation Committee determined that the performance criteria had been exceeded and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.
(3)The grant-date fair value of RSU awards granted, computed as described in footnote 3 to the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

    The following table sets forth information regarding unvested stock awards held at August 29, 2021.

Name	Number of Shares or Units of Stock Unvested at Fiscal Year-End[1,2]	Stock Award Grant Date	Market Value of Shares or Units of Stock Unvested at Fiscal Year-End ($)[3]
W. Craig Jelinek	19,667	10/22/2020	8,856,837
Richard A. Galanti	9,926	10/22/2020	4,470,075
Joseph P. Portera	9,926	10/22/2020	4,470,075
Ron M. Vachris	9,926	10/22/2020	4,470,075
James P. Murphy	1,371	10/22/2016	617,416
	2,536	10/22/2017	1,142,062
	2,752	10/22/2018	1,239,336
	3,215	10/22/2019	1,447,843
	9,926	10/22/2020	4,470,075
 _______________________
(1)Reflects adjustments for special dividends.
(2)RSUs are granted subject to satisfaction of one-year performance conditions and vesting over four years thereafter. RSUs are also subject to accelerated vesting prior to termination for long service. RSUs with the following grant dates vest as follows:

Grant Date	Vesting
2016 - 2019	Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.
2020	After the end of fiscal 2021, the Compensation Committee certified that the performance criteria had been exceeded and that the awards were earned. All grants are made annually on October 22. The shares above do not reflect accelerated vesting for long service as the awards were not yet released.
(3)Based on the closing market price of $450.34 on August 27, 2021.
FISCAL 2021 RESTRICTED STOCK UNITS VESTED
    The following table provides information regarding restricted stock units that vested during fiscal 2021.

Name	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting ($)
W. Craig Jelinek	22,540	7,729,417
Richard A. Galanti	11,840	4,060,173
Joseph P. Portera	11,840	4,060,173
Ron M. Vachris	11,840	4,060,173
James P. Murphy	13,443	4,791,982
 _______________________
(1)Includes shares withheld for payment of applicable taxes associated with the vesting.

FISCAL 2021 NON-QUALIFIED DEFERRED COMPENSATION
    The following table provides information relating to the non-qualified deferred compensation plan. See footnote 5 to the Summary Compensation Table above for additional information about the plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	443,239	5,000	285,064	—	7,072,504
Richard A. Galanti	441,058	5,000	521,867	—	12,756,781
Joseph P. Portera	50,000	5,000	91,422	(187,250)	2,147,819
Ron M. Vachris	89,846	5,000	47,035	—	1,174,010
James P. Murphy	—	—	38,211	(31,276)	909,345
     _______________________
(1)Amounts were included in “Salary”, “Bonus” or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.
(2)Amounts were reported as "All Other Compensation" in the Summary Compensation Table.
(3)Amounts representing interest on the Named Executive Officer's balance that is "above market" (greater than 120% of the applicable federal long-term rate) are included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.
(4)Of these amounts, the following amounts have also been reported in the Summary Compensation Table:

Name	Reported for Fiscal 2021 ($)	Previously Reported for Fiscal 2020 ($)	Previously Reported for Fiscal 2019 ($)
W. Craig Jelinek	605,110	596,129	548,542
Richard A. Galanti	733,260	833,068	791,726
Joseph P. Portera	105,352	120,605	123,418
Ron M. Vachris	120,718	111,156	102,763
James P. Murphy	21,048	41,458	44,514

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
    The Company does not have any change-in-control agreements with any executive officer, director, or employee. Plans under which RSUs have been granted provide for accelerated vesting under certain circumstances in the event of a change in control. The amounts shown in the following table reflect the potential value to the Named Executive Officers as of the end of fiscal 2021 of full acceleration of all unvested RSUs under certain circumstances in connection with a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment.
    The amounts shown assume that a change in control or termination was effective as of the last business day of fiscal 2021 and that the price of Costco common stock on which the calculations were based was the closing price on August 27, 2021 ($450.34). They are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. In the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary; and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is: 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting in the event of a termination for cause.

    The following table provides information regarding the estimated potential incremental payments upon termination or change in control.

		Change in Control
Name	Total Value of RSUs Vested Upon Termination Without Cause or for Good Reason ($)[1]	Total Value of RSUs That May Vest ($)[1,2]	Total Value of RSUs Vested Upon Termination Without Cause or for Good Reason ($)[1,2,3]
W. Craig Jelinek	8,856,837	8,856,837	8,856,837
Richard A. Galanti	—	4,470,075	4,470,075
Joseph P. Portera	—	4,470,075	4,470,075
Ron M. Vachris	—	4,470,075	4,470,075
James P. Murphy	—	8,916,732	8,916,732
_______________________
(1)Total value calculated assuming a termination or change-in-control date of August 29, 2021, and utilizing the closing market price on August 27, 2021.
(2)Maximum number of RSUs that in the event of a change in control of the Company are not assumed or substituted under the 2019 Plan or that the Board may choose to accelerate under the 2002 Plan.
(3)Maximum number of RSUs that in the event of termination without cause or for good reason after a change in control under the 2019 Plan or that the Board may choose to accelerate under the 2002 Plan.

    Deferred Compensation Plan. In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balance of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2021 is set forth in the table above titled “Fiscal 2021 Non-qualified Deferred Compensation.” In the event of a threatened change in control of the Company, the Compensation Committee may act to protect the participants, including accelerating vesting or terminating the plan and paying benefits to participants.
    Potential Payments Under Mr. Jelinek’s Employment Agreement. In December 2020, the Company and Mr. Jelinek renewed his employment agreement effective January 1, 2021, with a one-year term, subject to renewal for additional one-year terms upon mutual agreement. If Mr. Jelinek’s employment is terminated by the Company without cause or by Mr. Jelinek with good reason, Mr. Jelinek will receive a lump-sum cash payment equal to 1.5 times his annual base salary and target bonus and full acceleration of any unvested RSUs. The estimated amount Mr. Jelinek would have received as cash severance in the event of such termination as of August 29, 2021, is $2.2 million. The actual amount could be determined only at the time of any actual termination. Upon termination due to disability, Mr. Jelinek would be eligible for continued medical coverage and receive full acceleration of any unvested RSUs as described above.
    “Good reason” is defined in the agreement as a material diminution in Mr. Jelinek's salary or target bonus, in authority, duties or responsibilities, or in the budget over which he retains authority, causing him to report to anyone other than the Board, a material change in geographic location at which he must perform services, or any breach by the Company of the employment agreement.
    “Cause” is defined in the agreement as an intentional tort causing substantial loss, damage or injury to the Company, any serious crime or intentional, material act of fraud or dishonesty against the Company, the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or Mr. Jelinek; habitual neglect of reasonable duties, disregard of written, material policies of the Company that causes other than immaterial loss, damage or injury to the property or reputation of the Company, or any material breach of Mr. Jelinek's obligation to not disclose confidential information or to assign intellectual property developed during employment.

    Under the terms of Mr. Jelinek’s fiscal 2021 RSU award, in the event of termination of his employment for any reason other than cause, if the Compensation Committee of the Board determines that the performance goals established for the award have been met, Mr. Jelinek will receive the award, subject to the long service and quarterly vesting provisions generally applied for terminations in connection with RSU awards as described above. The table above shows the estimated incremental amounts Mr. Jelinek would receive in respect of his fiscal 2021 award in connection with a hypothetical termination of employment at December 31, 2021.
    Equity Compensation Plans. Under the Company’s 2019 Incentive Plan, in the event of a “fundamental transaction” or “change in control”: (i) with respect to stock awards that are assumed, substituted or continued, if the Company terminates the participant’s employment without “cause” or the participant terminates with “good reason” upon or during the 12-month period following the fundamental transaction or change in control, the stock award will become fully vested and any performance conditions imposed with respect to the award will be deemed to be achieved at the greater of the actual levels of achievement as of the date of such termination and the target performance levels; and (ii) if the stock award is not assumed, substituted or continued, the Board will fully accelerate time-based awards and provide for pro-rata acceleration of performance-based stock awards at the greater of actual levels of achievement or target, or cancel the awards in exchange for cash payments to the participant. The plan has detailed definitions of “good reason”, “cause,” “change in control” and “fundamental transaction.” Generally speaking, “good reason,” except as otherwise defined in an employment agreement, is defined as a material diminution in the participant’s authority, duties or responsibilities or a material change in geographic location at which the participant must perform services. “Cause” is defined as dishonesty, fraud, misconduct, disclosure or misuse of confidential information, conviction of, or a plea of guilty or no contest to, a felony or similar offense, habitual absence from work for reasons other than illness, intentional conduct that could cause significant injury to the Company or an affiliate, or habitual abuse of alcohol or a controlled substance. “Change in control” is defined as the occurrence of any of the following events: (i) a majority of the Board is replaced in any two-year period other than by directors approved by existing directors; or (ii) any person or group acquires shares having 30% or more of the voting power of all outstanding shares; or (iii) a merger or in which outstanding shares are converted into shares of another company or other securities (of either the Company or another company) or cash or other property. “Fundamental transaction” is defined as the merger of the Company with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued.
    The Company’s Seventh Restated 2002 Incentive Plan and its predecessor plans provide that in connection with a “change in control,” the Board may take any one or more of the following actions: (i) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (ii) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (iii) cancel stock awards in exchange for cash payments to participants. The plan requires that in the event of a “fundamental transaction” the Board shall do one or more of the foregoing, contingent on the closing or completion of the fundamental transaction.
Compensation Committee Interlocks and Insider Participation
    No member of the Compensation Committee is an executive officer or former officer of the Company. No executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

CEO PAY RATIO
    As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our “median employee.” The latter is an estimate calculated consistent with SEC rules, based on our payroll and employment records and the methodology described below. SEC rules allow a variety of methodologies and exclusions and permit reasonable estimates and assumptions.
Identification of the Median Employee
    The year to date period ended June 30, 2021, was utilized to determine the median employee. At that date, we had approximately 285,000 employees worldwide, of which 188,000 were located in the United States and its territories. As permitted by SEC rules, we excluded, as de minimis, employees in China, France, Iceland, Spain, and Taiwan. As a result, the “considered population” for identifying the median employee was approximately 276,000. The pool included full-time, part-time, seasonal, and temporary employees. For determining the median employee, we used a combination of salary, bonus, equity compensation, and other measurable benefits. The median employee did not receive the full range of benefits considered in determining that employee’s identity. Non-U.S. employees’ compensation was converted to U.S. dollars using an average exchange-rate based on daily rates for the year to date period. For fiscal 2021, the median employee in the considered population had a total compensation of $45,294. Permanent wage increases that were effective March 1, 2021, contributed to the year-over-year increase.
Ratio
    The CEO’s total compensation as shown in the Summary Compensation Table was $8,752,252. Based upon the estimates, assumptions, and methodology described above, the pay ratio calculation is 193:1. This ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the differences in estimates, assumptions, and methodologies.
Supplemental Ratio
    Approximately 41% of the “considered population” were part-time, seasonal and temporary workers, which significantly impacts the ratio shown above. We believe it is appropriate to present a supplemental calculation using the same methodology as above except that it includes only workers who are full-time. Using this methodology, the median employee has a pay of $58,161, resulting in a pay ratio calculation of 150:1.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
    Paul Moulton, a former executive officer of the Company, has a sister-in-law who was employed by the Company during fiscal year 2021 at an annual salary of $125,000 and received a bonus of $10,400 and a grant of 90 RSUs. She also participated in benefit plans generally available to employees in comparable positions under similar terms and conditions.
    This relationship and related transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2021 where this policy did not require review, approval or ratification or where this policy was not followed.
    No family members of executive officers or directors are executive officers of the Company.

REPORT OF THE AUDIT COMMITTEE
October 18, 2021
To the Board of Directors:
    We reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 29, 2021. We discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07.
    We received the written disclosures and the letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the auditors their independence. Based on the reviews and discussions referred to above, we recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 29, 2021.
Charles T. Munger, Chair
Susan L. Decker
Kenneth D. Denman
Sally Jewell

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
    The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at www.costco.com through the Investor Relations page or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
    KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for fiscal 2022.
Services and Fees of KPMG
    The following table presents fees for services rendered by KPMG for fiscal 2021 and fiscal 2020:

	2021	2020
Audit fees	$8,121,000	$8,016,000
Audit-related fees	316,000	431,000
Tax fees	437,000	270,000
All other fees	50,000	91,000
Total	$8,924,000	$8,808,000

KPMG was paid fees for the following types of services during fiscal 2021:
•Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.
•Audit-Related Fees consist of fees for audits of financial statements and attest services not required by statute or regulations, acquisitions and accounting consultations about the application of generally accepted accounting principles to proposed and executed transactions.
•Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.
•All Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, executive education courses provided to Company employees, and out of pocket expenses.
Audit Committee Preapproval Policy
    All services to be performed for the Company by KPMG must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2021 were pre-approved by the Audit Committee.
Annual Independence Determination
    The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2021 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
    Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 28, 2022. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 29, 2021. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
    The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.
The Audit Committee and Board of Directors unanimously recommend that you vote FOR Proposal 2.
PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
    As required by Section 14A of the Securities Exchange Act of 1934, we request your advisory (non-binding) vote on the following resolution (“say on pay”): “Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
    In 2017, following an advisory vote of the shareholders on frequency, the Board determined to continue to include say on pay votes in the Company's proxy materials annually until the next required shareholder vote on frequency.

    The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the say on pay vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
    As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to continue the success of the Company. If fully earned through achievement of performance targets, equity compensation in the form of restricted stock units (which are subject to further time-based vesting) is the largest component of executive compensation. We believe that our compensation program rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
PROPOSAL 4: CHARITABLE GIVING REPORTING

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the National Center for Public Policy Research, 20 F Street, NW, Suite 700, Washington, DC 20001. The proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.

PROPONENT’S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL

Whereas: Charitable contributions should enhance the image of our company in the eyes of the public. Increased disclosure of these contributions would serve to create greater goodwill for our Company. It would also allow the public to better voice its opinions on our corporate giving strategy. Inevitably, some organizations might be viewed more favorably than others. This could be useful in guiding our Company's philanthropic decision making in the future. Corporate giving should ultimately enhance shareholder value.
Resolved: That the shareholders request the Company to list the recipients of corporate charitable contributions of $5,000 or more on the company website, along with the material limitations, if any, placed on the restrictions, and/or the monitoring of the contributions and its uses, if any, that the Company undertakes.
Supporting Statement: Current disclosure is insufficient to allow the Company's Board and shareholders to evaluate the proper use of corporate assets by outside organizations and how those assets should be used, especially for controversial causes.
BOARD OF DIRECTORS' RESPONSE

The Board of Directors unanimously recommends a vote AGAINST the proposal.

The Charitable Contributions section of our Sustainability Commitment, updated annually on our website,1 discusses the primary components of our charitable giving strategy. Highlights are noted below, including the top recipients of donations for the most recent fiscal year in the United States, where the vast majority of the Company’s giving occurs. The Company maintains controls over its charitable giving processes through our Charitable Contributions Committee, which includes senior corporate officers and is charged with overseeing our charitable giving. Only 501(c)(3) nonprofit organizations that meet our giving guidelines and focus areas are considered for direct corporate contributions. Organizations that have received funding in the past must provide a measurable results/impact report to receive further funding.

1 https://www.costco.com/sustainability-communities.html#charitable-contributions

Charitable Contributions
Costco's commitment is to be active in our local communities. The Charitable Contributions Committee meets quarterly to determine which programs to support and how to best meet the needs within our communities. We budget 1% of pretax profits for selected charitable contributions, which are focused on children, education, and health and human services. In fiscal 2021, we contributed $58 million to disaster relief and to hundreds of organizations through a variety of charitable programs and grants, including $1 million to the Vaccine Equity Initiative, which expanded vaccine access to hardest hit, underserved communities. Additional examples of organizations we supported include United Way, Children’s Miracle Network Hospitals, Communities in Schools, American Red Cross, College Success Foundation, Thurgood Marshall College Fund, United Negro College Fund, and Fred Hutchinson Cancer Research Center.

We provide financial assistance to underrepresented minorities, including scholarships and other educational opportunities to help fill the financial gap. We also offer access for many deserving students to enhance their education. For example:

•In the past 20 years, we have raised over $60 million through the Costco Scholarship Fund for scholarships for underrepresented minorities to attend the University of Washington or Seattle University; over 2,000 scholarships have been awarded.
•We have donated over $65.8 million to other schools and organizations for scholarships and educational opportunities for underrepresented minorities. In fiscal 2021 alone, we donated over $5.8 million for scholarships and other educational opportunities.
•We have helped establish and have donated $10 million to the College Success Foundation, which is dedicated to supporting underserved, low-income students beginning in middle school and continuing through college.

Food Donations and Food Security
In fiscal year 2021, we contributed $3.5 million in cash grants and over 70 million pounds of food from our U.S. warehouses and depots to Feeding America. All of our international locations also donate to local food banks.

Non-Food Donations
Costco continues to expand its program with World Vision to donate first-quality items that used to be destroyed, recycled or returned to the supplier. In fiscal 2020, we donated to people in need in 32 countries. More information can be found in the Costco–World Vision Summary,2 which contains a list of the items donated and some stories that illustrate the impact of these donations.

Community Investment
To support a more inclusive economy and reduce race and class barriers to opportunity and growth, Costco has committed to investing in the following programs:

•$25 million committed to the Black Economic Development Fund (BEDF) managed by the Local Initiatives Support Corporation. The primary objective of the BEDF is to target Black-led or Black-owned financial institutions, developers, businesses, and anchor institutions with improved access to capital in order to incentivize economic activity and wealth-building opportunities in Black communities across America.
•$1 million invested in the Fearless Fund, the first venture capital fund built by women of color, for women of color to address the disparity that exists in venture capital funding for businesses led by women of color.
•$10 million committed to the Entrepreneurs of Color Loan Fund (EOCLF) managed by the Local Initiatives Support Corporation. EOCLF will partner with Community Development Financial Institutions to improve access to capital for minority entrepreneurs and also provide coaching and mentorship.

2 https://mobilecontent.costco.com/live/resource/img/static-us-landing-pages/2020_Costco-Sustainability.pdf

The proponent cites no instances where the Company’s charitable donations have been misused, reflected poorly upon the Company, or otherwise been detrimental to shareholders. The effort to create an annual disclosure at such a low level of materiality as $5,000 would be an unwise use of Company resources, producing no material benefit.

For all these reasons, the Board unanimously recommends that shareholders vote AGAINST Proposal 4.

PROPOSAL 5: ADOPT GHG EMISSIONS REDUCTION TARGETS
The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by Green Century Capital Management, Inc., 114 State Street, Suite 200, Boston, Massachusetts 02109. The proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.
PROPONENT’S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL
Whereas: In 2018, the Intergovernmental Panel on Climate Change advised that greenhouse gas emissions must be halved by 2030 and reach net zero by 2050 to limit warming to 1.5°C, prevent the worst consequences of climate change, and meet the goals of the Paris Agreement.
Companies must act rapidly to reduce emissions in line with these science-based goals, as recent studies show that limiting warming below 1.5°C is now “extremely unlikely.”
Costco Wholesale Corporation (Costco) uses palm oil, soy, cattle, cocoa, and pulp/paper in its products. These commodities are leading drivers of deforestation, which accounts for over 10 percent of global greenhouse gas emissions.
In its 2020 10-K, Costco acknowledges that “climate change, extreme weather conditions, and rising sea levels could affect our ability to procure commodities at costs and in quantities we currently experience.” Furthermore, Costco identifies a “highly competitive” retail marketplace and failure to respond to changing consumer preferences, “including those relating to sustainability,” as risk factors.
Costco claims to prioritize “the mitigation of Scope 1, 2 and 3 CO2e emissions” and to focus on “addressing the climate impacts attributed to our global operations and supply chains.” However, Costco’s absolute Scope 1 and 2 emissions have increased in each reported year since 2016. Worryingly, Costco does not plan to announce Scope 1 and 2 emissions reduction targets until December 2022 and has no time-bound plans to measure, disclose, or set reduction targets for its Scope 3 emissions.
Scope 3, or value chain, emissions are likely to be Costco’s greatest source of emissions. Walmart, a Costco competitor, discloses that Scope 3 emissions make up 95% of its total emissions. If the Company is to accelerate emissions reductions consistent with global goals, halving GHG emissions by 2030, it must act broadly and expeditiously.
Competing retailers and food companies, including Walmart, BestBuy, Target, McDonald’s, PepsiCo, Nestle, and Kellogg, measure their Scope 1, 2, and 3 emissions and are pursuing science-based emissions reductions consistent with the goals of the Paris Agreement. Failure to keep pace with competitors and anticipate regulatory changes may pose material risks to Costco, including restricted market share, inability to meet government mandates, and reputational damage.
Resolved: Shareholders request that Costco adopt short, medium, and long-term science-based greenhouse gas emissions reduction targets, inclusive of emissions from its full value chain, in order to achieve net-zero emissions by 2050 or sooner and to effectuate appropriate emissions reductions prior to 2030.

Supporting Statement: In assessing targets, we recommend, at management’s discretion:
•Consideration of approaches used by advisory groups such as the Science Based Targets initiative;
•Adopting emissions reduction targets inclusive of all GHG Protocol-defined sources of Scope 3 emissions – including from agriculture, land use change, and deforestation – that align with limiting temperature increases to 1.5°C;
•Disclosing these targets to investors at least 180 days prior to the next annual meeting.
BOARD OF DIRECTORS' RESPONSE
The Board of Directors unanimously recommends a vote AGAINST the proposal.
Costco Wholesale fully appreciates the risks associated with climate change, not only to its long- term business prospects but for the global community. Nearly two years ago, we published our multi-year 10-Point Climate Action Plan, or the Plan, aimed at addressing the climate impacts attributed to our global operations and supply chains. We met or exceeded all of our targets for 2021, as further explained below. New targets have been set to assure our continued progress, at a pace that balances the urgent need for climate action with the current and projected needs of the business and our many stakeholders, including members, employees, suppliers, and shareholders.
A Holistic Approach
The Plan is comprehensive and deliberate. It is comprehensive in that we seek to establish operationally-viable actions that address the multitude of factors of our global footprint that impact climate change, including those which we have direct control and those which we have varying degrees of influence, indirect control, like the actions of our suppliers, within the constraints of our business. The Plan is deliberate in that we are gathering and analyzing data first, to enable us to formulate further elements of the Plan that are achievable for our business.
Our approach begins with the United Nations Sustainable Development Goals (SDGs). In compliance with Point 1 of the Plan, in fiscal 2021 we assessed the materiality of the SDGs to our business and committed to standards, metrics, and goals to build a holistic Environmental, Social and Governance (ESG) strategy.
While we are committed to urgent actions to reduce carbon emissions, we also understand the importance of addressing other systems change issues that impact our business, such as human rights, life above land and below water, water conservation, diversity and inclusion and reduction of waste. Meaningful climate action takes into account all of these issues because they are interconnected.
We respect the Science Based Target initiative (SBTi) framework and will continue to consider the business implications to setting science-based targets (SBTs) in alignment with the new Corporate Net Zero Standard and other sector-based guidance. Because of our obligations to our shareholders, employees, and members and to the communities we serve, our goals and strategies must be operationally viable, for the business today and the growth that we anticipate. Our business presents complexities and challenges that, although not necessarily unique to us, differentiate us from many others.
First, as a business that operates on low margins, we have for decades been scrupulously focused on lowering our costs of operations. That focus has included, among costs, purchased energy and operation of refrigeration systems, which are significant to our emissions calculus. Because of our successes in this area, opportunities for near-term dramatic and cost effective reductions are limited.

Second, we have been fortunate to have experienced significant growth over the last three decades, and we forecast continued growth. This success creates challenges in achieving absolute reductions in CO2e emissions until we can transition to a low-carbon business model. Yet, transitioning to a low-carbon business model is a monumental challenge for Costco and all other global retail companies. We need more time to determine how we can achieve meaningful and operationally-viable absolute CO2e reductions in our operations and our global value chain.

Third, the overwhelming bulk of “our” emissions are Scope 3—those of suppliers with whom we do business. While we seek and will continue to seek to influence our suppliers to reduce their emissions, we cannot directly control their actions. The nature of our business also creates some particular challenges here. Our limited stock keeping unit (SKU) selection has been a key to our success. That rotation of items often means, particularly in the area of non-foods, that we do not deal with the same suppliers year in and year out. In addition, many of our items trace to agricultural commodities, often with substantial fragmentation in the supply chain (beef being a prominent example). Finally, as a matter of prudence our objective has been not to represent a disproportionate share of the business of suppliers with whom we engage—this can reduce our ability to bring about rapid and substantial change in the emissions-related behavior of these suppliers.
The transition to a low-carbon business model that is both sustainable for our planet and represents a just transition for our employees, customers, suppliers and shareholders is a monumental challenge for Costco and all other global retail companies. The Plan focuses on areas of our operations and value chain that have the potential to create outsized impacts on reducing our global carbon dioxide-equivalent (CO2e) footprint, pathways to conserve water, and minimize waste generated from our operations and merchandise supply chains.
Our Approach to Scope 1, 2, and 3 Emissions Reductions
Over the next three fiscal years (2022-2024), we will determine absolute Scope 1, 2 and 3 CO2e emissions reduction targets and detailed action plans, taking into consideration: the UN IPCC’s 6th Assessment Report; the outcomes of the 26th UN Climate Change Conference of the Parties (COP26) in Glasgow, Scotland; SBTi’s new Corporate Net Zero Standard; forthcoming SBTi guidance on Forest, Land and Agriculture (FLAG), scheduled to be released in March 2022; Gold Standard’s Value Change Initiative; and the GHG Protocol’s existing Scope 3 Calculation Guidance and Scope 3 Evaluator tool. We also intend to consult the GHG Protocol’s forthcoming guidance on carbon removals accounting, bioenergy accounting, and topics related to land-use emissions as we consider our approach to Scope 3 reductions. And in parallel, we will continue to pursue water conservation and waste minimization initiatives across our operations and value chain.
We verified our 2020 baseline Scope 1 and 2 emissions and continued to build the capabilities to track compliance and monitor natural resource consumption at our warehouses — at the individual warehouse and aggregate levels. We applied our Sustainability Technical Assistance Review (STAR) framework to help manage warehouse CO2e emissions. STAR formalizes standards and expectations for our warehouse managers across five dimensions: regulatory compliance, water, energy, waste, and emissions. STAR is key to measuring and effecting actions to reduce Scope 1 and 2 emissions. Our goal is to introduce STAR to our global suppliers network to support our efforts to build a reliable Scope 3 Inventory and establish a multi-year action plan next year. In doing so, we will apply our lessons learned from implementing STAR in our warehouses, as well as learnings from our global suppliers network, to support our efforts to address global Scope 3 emissions.
We will announce Scope 1 and 2 CO2e emissions commitments and reduction targets by the end of December 2022, as provided in the Plan.
Before setting Scope 3 reduction targets, we must obtain better information concerning the scope of these emissions. We have estimated Scope 3 emissions from the GHG Protocol-defined category: “Waste Generated from Operations.” In the coming year we will estimate Scope 3 emissions from the GHG Protocol “Purchased Goods and Services,” which represents the majority of our Scope 3 emissions. This will allow us to disclose a Scope 3 Action Plan by the end of December 2022.
The below chart provides a detailed summary of our progress for key elements of our Plan.

GLOBAL FRAMEWORK
#	Target Actions	Key Milestone(s)	Est. Milestone Date(s)
1	Assess the materiality of United Nations Sustainable Development Goals (SDGs) to Costco’s business, including quantification of material climate risks to the business, and commit to high-priority, specific, and actionable SDGs and metrics.	1. Develop commitment to priority SDGs and metrics 2. Align ESG program to priority SDGs and metrics; measure and report progress	1. Dec 2021 2. Ongoing

STATUS: Step 1 of this work is COMPLETED while Step 2 is ON TRACK.
Progress Update: Costco assessed the materiality of the SDGs to create a framework for prioritizing its Climate Action Plan. Our work in 2021 included the quantification of material climate risks and opportunities and the identification of materially-relevant 2030 SDGs and targets. Costco identified 7 priority UN SDGs.

GLOBAL CONTEXT
#	Target Actions	Key Milestone(s)	Est. Milestone Date(s)
2	Confirm climate change regulatory requirements via a global legal and policy landscape assessment.	Complete global climate change regulatory landscape assessment	Ongoing

STATUS: This work is ONGOING, as we recognize the need for ongoing policy and regulatory analysis given the clear acceleration of government-related climate action across the geographies in which we operate.
Progress Update: We completed an evaluation of climate-related policy and regulatory requirements and trends in geographic locations where Costco has a physical footprint in 2021 including a review of hydrofluorocarbon (HFC) policies and are evaluating the implications to our business.
From this work we created a geographic-specific climate policy risk framework to inform our approach to emerging non-financial public disclosures and climate-related regulatory requirements. Climate policy risk scores were assigned to each geographic location based on potential indirect and direct impacts of current and pending legislation on our business.

3	Conduct a global review of company, industry, and market climate alliances (including projects, plans, and organizational structures) to benefit from evidence-based, scientifically-valid best practices with an emphasis on diversity and inclusion.	Complete global review of climate alliances and best practices	Dec 2021

STATUS: This work is COMPLETE
Progress Update: Costco initiated a review of global climate action partnerships and alliances in order to identify and learn from evidence-based, scientifically valid best practices. This work included profiling more than 100 global climate alliances and partnerships, with assessment criteria based on alignment with Costco’s ESG strategy and the potential impact of the partnership and/or alliance.

CORE CAPABILITIES
#	Target Actions	Key Milestone(s)	Est. Milestone Date(s)
4	Identify the core capabilities (e.g., technology, data, processes, systems, and expertise) we need to build to deliver on our Climate Action Plan.	Complete internal capabilities gap assessment	Ongoing

STATUS: The initial work is COMPLETE and the work will be ONGOING.
Progress Update: Costco is continually evaluating its core capabilities to deliver on its Climate Action Plan (e.g., technology, data, process, systems, and expertise). We determined areas where we need assistance and in response we have retained outside expertise and/or hired new personnel in 2021.

BASELINES AND EDUCATION
#	Target Actions	Key Milestone(s)	Est. Milestone Date(s)
5
Assess and validate our FY2020 enterprise-wide energy, water, waste, and emissions baseline data sets.
We will evaluate facility-level data based upon operational use, such as retail warehouse locations, depots and distributions centers, and manufacturing.
NOTE: Costco will only commit to absolute reduction targets after we complete this assessment, analyze year-over-year trends, and confirm the global climate change legal and regulatory landscape.
		1. Establish reliable enterprise-wide energy, water, waste and emissions baseline data sets for FY2020 2. Publish 2020 data to CDP	1. Aug 2021 2. Aug 2021

STATUS: This work is COMPLETE and while we did not meet our Aug 2021 milestones, we verified our FY2020 Scope 1 and 2 baselines in September 2021 and submitted the data to CDP.
Progress Update: Our FY2020 enterprise Scope 1 and 2 CO2e emissions baseline was verified by third party SCS Global in September 2021. We published our emissions data to CDP in September 2021. We have estimated our FY2020 enterprise-wide energy, water and waste baselines. We will use these baselines to set absolute reduction targets and measure our future actions to reduce our emissions, waste, and water and energy consumption.

6	Develop and implement a plan to address energy and refrigeration as essential parts of our warehouse footprint that have a substantial, outsized impact on our carbon footprint.	1. Complete Energy and Refrigeration Assessment 2. Begin Energy and Refrigeration Plan implementation	1. Dec 2021 2. Jan 2022

STATUS: This work is ON TRACK to meet our December 2021 and January 2022 milestones.
Progress Update: We have a multi-faceted plan to address energy and emissions that continues to expand as we learn more and as new governmental regulations are implemented. To date this plan includes:
• Conversion of refrigeration systems to CO2
• Review of our cooling and heating systems with an approach to integrate them with our refrigeration systems for optimal performance
• Piloting various systems to detect refrigerant leaks
• Location level collection of refrigerant data
• Elimination of skylights in new construction and covering skylights in existing locations to lessen the workload of HVAC systems
• Purchase of renewable energy and/or installation of solar energy systems where feasible
• SOPs and employee trainings to address refrigeration maintenance and energy consumption

#	Target Actions	Key Milestone(s)	Est. Milestone Date(s)
7	Create accountability through incentive pilots and recurring employee communications that build capacity, promote behavior change and foster a culture of continuous learning that accelerates our Plan.
1. Implement US Warehouse ESG Dashboards
2. Implement internal ESG-related recognition pilots
3. Create and implement Climate Action Plan employee education and awareness
4. Develop Global Warehouse ESG Dashboards
1. US ESG Dashboards • Environmental Compliance: Dec 2021 • Water: Dec 2021 • Energy: Dec 2022 • Waste: Dec 2023 • Emissions: Dec 2023 2. Dec 2021 3. Dec 2021 4. Dec 2024

STATUS: This work is ON TRACK to meet our December 2021 milestones.
Progress Update: We believe one of the best ways to meet our Plan goals and reduce our absolute emissions and water usage is to determine our total emissions and water usage at the location level. Therefore we have spent the last year creating dashboards which will give our locations accurate location level data. To date, we have (1) created and launched the environmental compliance dashboard that tracks a location's compliance with legal regulations and company policies and (2) created and are currently piloting the water dashboard.

COMMITMENT
#	Target Actions	Key Milestone(s)	Est. Milestone Date(s)
8	Confirm multi-year Scope 1 and 2 absolute CO2e reduction commitments and specific actions to meet those goals after analysis of 3-year emission trends (FY2019-2021).	Publish commitments and action plan	Dec. 2022

STATUS: This work is ON TRACK to meet our December 2022 milestones.
Progress Update: We verified our Scope 1 and 2 CO2e baselines for the FY2020 year in September 2021. We continue to monitor evolving GHG Protocol and SBTi guidance. We will publicly disclose Scope 1 and 2 CO2e reduction targets by December 2022.

UNDER REVIEW
#	Target Actions	Key Milestone(s)	Est. Milestone Date(s)
9	Examine Scope 3 best practices, trends, and opportunities to address supply chain emissions, building off existing waste-to-landfill and closed loop product pilot programs.	2021 (NEW): Publish estimated Scope 3 emissions inventories for Purchased Goods and Services and Scope 3 Action Plan	2021 (NEW): Dec 2022

STATUS: This work exceeded the original milestones and is ON TRACK, with the disclosure of Scope 3 emissions for Waste from Operations and the publication of new milestones and dates as referenced above.
Progress Update: We are taking action to better understand the scope and scale of our Scope 3 indirect emissions footprint, which remains outside direct control of our operations. In FY2021, we developed FY2020 baseline estimates for “Waste Generated from Operations” for all reporting Costco locations (147,138 mtCO2e) based upon the total tonnage to landfill and total tonnage diverted using the Defra protocol. We are developing an initial Scope 3 inventory for “Purchased Goods and Services” and an approach to characterize other Scope 3 categories.
We intend to begin calculating our global water usage and evaluate water conservation strategies across our operations.

10
Examine ESG reporting methodologies, best practices, trends, & opportunities with emphasis on Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD).
		2020: Ongoing 2021 (NEW): Adopt SASB framework and report a subset of initial key metrics	2020: Ongoing 2021 (NEW): Dec 2021

STATUS: This work exceeded the original milestones and we are ON TRACK, with the publication of new milestones and dates as referenced above.
Progress Update: We adopted the Sustainability Accounting Standards Board (SASB) framework for “Multiline and Specialty Retailers & Distributors” and “Food Retailers and Distributors” as the two SASB industries most relevant to our business. A cross-functional team reviewed these SASB metrics and selected those that were relevant to our operations. With the assistance of third-party consultants, we conducted a data quality risk-assessment of these selected SASB metrics. Based upon that assessment, we identified a subset of SASB metrics for 2021 reporting for our U.S. operations.
In accordance with the guidance of the Task Force on Climate-related Financial Disclosures (TCFD), we conducted an initial global warming scenario analysis in 2021 and will extend our public disclosures in alignment with the TCFD recommendations in our 2022 Sustainability Commitment. Furthermore, we established an executive-level ESG Advisory Committee in August 2021 to support the enterprise governance of our ESG program portfolio including oversight of our Climate Action Plan implementation. In 2021, the Board approved a new Executive Bonus Plan, which includes quantitative performance metrics concerning diversity equity and inclusion, resource consumption, and other emissions and environmental-related areas, and contemplated that emissions reductions will be a qualitative factor in discretionary environmental and social bonuses.

As illustrated by the chart above, our Plan is deliberate: we are gathering and analyzing data first, to enable us to formulate further elements of the Plan that are achievable for our business. We believe it inappropriate and premature to commit to a standard, whether or not adopted or achievable for others, without a clear vision for attaining that standard. In order to make meaningful Scope 3 commitments and targets, reliable estimates are needed, and we are poised to do that in calendar 2022.

We are committed to meeting the challenges of reducing emissions, as are many of our suppliers. But until we have more data and more interaction with our suppliers we believe it imprudent to commit now to adopt arbitrary limits and fixed timetables by June 2022, as sought by the proposal. We are committed to disclosing by December 2022 our estimated Scope 3 Purchased Goods and Services emissions and our Scope 3 Action Plan.

For all these reasons, the Board unanimously recommends that shareholders vote AGAINST Proposal 5.
PROPOSAL 6: REPORT ON RACIAL JUSTICE AND FOOD EQUITY
The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the American Baptist Home Mission Society, 1075 First Avenue, King of Prussia, Pennsylvania 19406, and two co-filers. The proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.
PROPONENT’S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL

Resolved: Shareholders request that the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, describing if, and how, Costco applies its Sustainability Commitment to its core food business to address the links between structural racism, nutrition insecurity, and health disparities. The report may include systems Costco has in place to address racial justice and food equity concerns through product development, marketing, and distribution.

Whereas: The COVID-19 pandemic amplified the impacts of structural racism and inequality in the food system, leading to higher rates of food insecurity and health disparities among communities of color.3 As the fifth largest food retailer in the United States, Costco has an opportunity to use its leverage to advance racial justice and nutrition equity objectives through its core business.4

While Costco’s Sustainability Commitment includes an ambition to “make a positive contribution to the health of the communities where we do business” and Costco’s corporate philanthropy objectives include “economic development in communities of color,” it is not evident whether these same principles are applied to Costco’s food business model.5

Costco publishes sustainability goals for its food products that address social and environmental impacts in the supply chain, however, these goals do not include any explicit targets for increasing access to healthy food in the communities where it operates, which is a salient issue for Costco and an important consideration for product development.6 Costco is lagging peers in this area. For example, Walmart publishes an explicit commitment on increasing access to healthier and more affordable food.7

Costco’s approach to marketing is unique in that it does not invest in traditional advertising in order to keep product costs low; however, the company still communicates to its members through targeted direct mail with sales promotions, email marketing, and in-store sampling. Investors lack information about the extent to which Costco is prioritizing healthy food products or addressing racial disparities in access to nutrition when it makes decisions about how to promote different grocery products and food court offerings in its warehouses. With the exception of a healthy shopping tips webpage, Costco’s messaging consistently focuses on product cost and quality without addressing nutrition.8

3 https://hungerandhealth.feedingamerica.org/wp-content/uploads/2021/02/FA_Spotlight-Black-Community_LR-1.pdf
4 https://nrf.com/resources/top-retailers/top-100-retailers/top-100-retailers-2021-list
5 https://www.costco.com/sustainability-communities.html
6 https://www.costco.com/sustainability-kirkland-signature.html
7 https://corporate.walmart.com/esgreport/esg-issues/safer-healthier-food-other-products#metrics
8 https://customerservice.costco.com/app/answers/detail/a_id/829/%7E/what-is-costcos-mission-statement-and-code-of-ethics%3F; https://www.costco.com/my-life-healthy-food.html

Costco’s diversity, equity, and inclusion (DEI) policy and CEO statements on the death of George Floyd do not include a commitment to addressing racial equity impacts of its core business.9 The company faced controversy for punishing employees for wearing Black Lives Matter apparel10 and was sued by a couple for $4 million for being racially profiled while shopping at Costco,11 incidents that show misalignment with Costco’s DEI commitment. Costco received only 25 out of 100 possible points in As You Sow’s Racial Justice S&P 500 Scorecard, resulting in an overall rank of 114th out of 500 companies total and 12th out of 32 companies in the consumer staples sector.

BOARD OF DIRECTORS' RESPONSE
The Board of Directors unanimously recommends a vote AGAINST the proposal.
As part of its Sustainability Commitment, Costco recognizes its responsibility to support the communities where our employees and members live and work and improve the health of those communities. As described below, Costco has published a Report on Food Security on its website,12 which highlights this commitment in the context of its core food business and details Costco’s efforts to enhance food security, primarily through providing affordable, healthy food offerings and through its philanthropy supporting the neediest facing food insecurity. Thus, the proposal’s requested report is unnecessary.
•The Report on Food Security provides data on Costco’s core food business as it relates to providing fresh produce and organic foods, including statistics on the scale of fresh produce and organic foods we sell and how the values for these foods compare to conventional supermarkets and our wholesale club competitors. Costco’s offerings of fresh produce and organic foods demonstrate its commitment to offering healthy and nutritious foods to the communities in which we operate.

•The Report on Food Security highlights Costco’s participation in the Supplemental Nutrition Assistance Program (SNAP), a federal benefits program, which according to the U.S. Department of Agriculture provides nutrition benefits and “enables needy families to purchase healthy food and move toward self-sufficiency.” The Report on Food Security also notes Costco’s multiple locations convenient to or in major urban centers and its expanded offerings through two-day grocery delivery that make items accessible at affordable prices even for those who do not live close to a Costco warehouse. The Company is also evaluating adding SNAP capacity to its e-commerce site, which would further expand accessibility of our food offering.

•The Report on Food Security also focuses on Costco’s donations of food and money to organizations helping the neediest. Costco has partnered with Feeding America and other organizations. Of the food donated to these organizations, a vast majority was produce/fruit/vegetables, grains/bread, and dairy/protein. The Report on Food Security also provides statistics on the annual donations of food and funds specifically as such donations relate to food security.

Costco’s holistic approach is to provide affordable, nutritious food offerings in all the communities where it operates, which is inclusive of communities where structural racism may have contributed to nutrition insecurity and related health disparities. Costco’s business model is implemented in the same fashion across the country—while there are slight variations in offerings to address regional tastes and preferences, Costco does not and would not offer certain areas less favorable access to healthy foods. Rather than focus its current reporting on each of the potential groups that may be at risk for food insecurity, whether based on race or otherwise, Costco highlights in the Report on Food Security how its affordable, healthy food offerings and philanthropic efforts overall help to reduce food insecurity. The proponent was requested repeatedly to identify any particular practices of the Company that are problematic as to food insecurity, but it did not.

9 https://www.costco.com/ceo-message.html
10 https://www.buzzfeednews.com/article/briannasacks/costco-black-lives-matter-masks-dress-code
11 https://prattwilliams.com/couple-sues-costco-4m-racial-profiling-case/
12 Available at https://www.costco.com/sustainability-communities.html by clicking on the link titled Report on Food Security.

Costco takes seriously its commitment to promote the health of the communities it serves as set forth in its Sustainability Commitment. Given Costco’s current disclosures in the Report on Food Security, our Board believes that the preparation of an additional report as contemplated by the proposal is unnecessary and not beneficial to our shareholders.

For all these reasons, the Board unanimously recommends that shareholders vote AGAINST Proposal 6.
OTHER MATTERS
    Neither the Board nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.
SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
    For a shareholder proposal to be included in the proxy statement for the 2023 annual meeting, it must comply with SEC Rule 14a-8 and be received by the Secretary of the Company at the address below no later than August 11, 2022.
    To be properly brought before the 2023 annual meeting of shareholders, a notice of a proxy access nomination under section 2.1 of our bylaws must be received by the Secretary of the Company at the address below no earlier than July 12, 2022, and no later than the close of business (5:30 p.m. Pacific Time) on August 11, 2022. Any such notice must meet the other requirements set forth in our bylaws.
    A shareholder who intends to present a proposal at the Company’s 2023 annual meeting other than pursuant to Rule 14a-8 or a proxy access director nomination must comply with our bylaws, which provide that the notice of such intentions must be received by the Secretary of the Company at the address set forth below no earlier than September 22, 2022, and no later than October 22, 2022, and such proposal must be a proper matter for shareholder action under Washington law, or management of the Company will have discretionary voting authority at the 2023 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.
    Notices of intention to present proposals or nominate directors at the 2023 annual meeting, and all supporting materials required by our bylaws, must be submitted by mail to Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027.
    The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. The submission of a shareholder proposal or proxy access director nomination does not guarantee that it will be included in our proxy statement.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
    The fiscal 2021 Annual Report to Shareholders (which is not a part of our proxy soliciting materials) is being mailed with this Proxy Statement to shareholders that were mailed proxy materials. For shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2021 Annual Report to Shareholders are available at www.costco.com, through the Investor Relations page. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION
    List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting as described above and for ten business days prior to the Annual Meeting between 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for a legally valid purpose related to the Annual Meeting.
    Electronic Delivery. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
    Householding Information. As permitted by SEC rules, the Company will deliver one Annual Report or Proxy Statement to multiple shareholders sharing the same address unless the Company has received contrary instructions. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., P.O. Box 505000, Louisville, KY 40233; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

COSTCO WHOLESALE CORPORATION
999 LAKE DRIVE
ISSAQUAH, WA 98027

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 19, 2022 for shares held directly and by 11:59 p.m. Eastern Time on January 17, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COST2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 19, 2022 for shares held directly and by 11:59 p.m. Eastern Time on January 17, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D61902-P63401-Z81233 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COSTCO WHOLESALE CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Susan L. Decker	☐	☐	☐
1b. Kenneth D. Denman	☐	☐	☐
1c. Richard A. Galanti	☐	☐	☐
1d. Hamilton E. James	☐	☐	☐
1e. W. Craig Jelinek	☐	☐	☐
1f. Sally Jewell	☐	☐	☐
1g. Charles T. Munger	☐	☐	☐
1h. Jeffrey S. Raikes	☐	☐	☐
1i. John W. Stanton	☐	☐	☐
1j. Maggie Wilderotter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of selection of independent auditors.	☐	☐	☐
3. Approval, on an advisory basis, of executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4, 5 and 6.	For	Against	Abstain
4. Shareholder proposal regarding charitable giving reporting.	☐	☐	☐
5. Shareholder proposal regarding the adoption of GHG emissions reduction targets.	☐	☐	☐
6. Shareholder proposal regarding report on racial justice and food equity.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and FAQ's are available at www.proxyvote.com.

D61903-P63401-Z81233

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 20, 2022 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Hamilton E. James and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 11, 2021, at the Annual Meeting of Shareholders to be held by live webcast, on Thursday, January 20, 2022 at 2:00 p.m. Pacific Time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND "AGAINST" PROPOSALS 4, 5 AND 6 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Continued and to be signed on reverse side